Exhibit 10.1

Execution Copy

REVENUE LOAN AND SECURITY AGREEMENT

THIS REVENUE LOAN AND SECURITY AGREEMENT (as amended from time to time, this “Agreement”) is made as of September 29, 2023 (the “Effective Date”), by and among:

STEVEN SHUM

(the “Key Person”),

INVO BIOSCIENCE INC., a Nevada corporation,

5582 Broadcast Court

Sarasota, FL 34240

(“Company”),

the parties listed under the heading “Guarantors” on the signature pages attached hereto (each, a “Guarantor,” collectively, the “Guarantors;” each of Company and each Guarantor are referred to herein as a “Company Entity,” and together as the “Company Entities”),

and

DECATHLON ALPHA V, L.P., a Delaware limited partnership,

1441 West Ute Boulevard, Suite 240

Park City, UT 84098

(“Lender”).

BACKGROUND

Company wishes to borrow from Lender and Lender wishes to lend to Company an amount up to the Revenue Loan Amount (as defined below) on the terms and conditions of this Agreement. In connection with and as a material inducement to Lender to lend the Revenue Loan Amount to Company, Company desires to make certain representations and warranties to Lender.

AGREEMENT

The parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING PRINCIPLES

1.1 Definitions. Capitalized words and phrases used in this Agreement but not otherwise defined herein have the definitions given in Article 11.

1.2 Accounting Principles. The character or amount of any asset, liability, capital account or reserve and of any item of income or expense required to be determined pursuant to this Agreement, and any consolidation or other accounting computation required to be made pursuant to this Agreement, and the construction of any definition in this Agreement containing a financial term, will be determined or made, as the case may be, in accordance with United States generally accepted accounting principles (“GAAP”), to the extent applicable, unless such principles are inconsistent with the express requirements of this Agreement.

ARTICLE 2
ADVANCE, INTEREST AND PAYMENTS

2.1 Revenue Loan Advance. Upon the terms and subject to the conditions of this Agreement:

(a) Initial Advance. Lender will make the Initial Advance to Company on the date of Closing.

(b) Subsequent Advance. Any time beginning 15 days prior to an Advance Period through the end of such Advance Period as set forth on Schedule 2.1(b), Company may by delivering to Lender a written Advance Request in the form provided by Lender to Company (“Advance Request”) request one or more Subsequent Advances in accordance with the Schedule 2.1(b) up to a maximum for all Advances equal to the Revenue Loan Amount. If all of the conditions set forth on Schedule 2.1(b) are satisfied on the date of the Advance Request, Lender will advance to Company the requested amount within 15 business days of receipt of the Advance Request. Contemporaneously with each Subsequent Advance, Company shall deliver to Lender a certificate signed on behalf of Company by the Key Person (or other officer of Company acceptable to Lender) confirming that Company is not in default and no Event of Default has occurred and that all representations and warranties of the Company Entities in Article 3 are true as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date). Lender may, in its sole discretion, waive or modify any one or more of the conditions to any Subsequent Advance.

(c) Not a Revolving Facility. Company acknowledges and agrees that the credit facility granted hereunder is a multiple advance facility, but is not a revolving facility, and Company may not borrow, repay and re-borrow Advances.

2.2 Interest. Interest on the Amount Advanced shall accrue from and after the date of Closing at such rate as is necessary to generate an amount equal to the Minimum Interest (the “Interest”), provided, however, in no case shall such rate exceed the maximum rate allowable under applicable law.

2.3 Promise to Pay. Company promises to pay to the order of Lender, or its assigns in lawful money of the United States of America, for application against the Amount Advanced, together with the Interest as follows (with all payments to be applied first to fees and expenses incurred by Lender, then to accrued interest, and finally to principal, which Lender shall enter in its records of payments made by Company, and such records will be deemed conclusive evidence of the subject matter thereof unless proven otherwise):

(a) Maturity. The Amount Advanced and accrued but unpaid Interest will be immediately due on the Maturity Date and will be payable on demand any time thereafter.

(b) Monthly Payments. Commencing on the Payment Commencement Date and continuing thereafter until maturity or earlier prepayment in full, Company shall pay to Lender, on the 15th day of each month (or the next business day if such date is not a business day) (each a “Payment Date”), by wire transfer or Automated Clearing House (ACH) transfer to the Lender Account described on Schedule 2.3(b)(1) an amount equal to the amount set forth in the column labeled “Projected Payment” on Schedule 2.3(b)(2). Notwithstanding anything to the contrary in the preceding sentence, payments made by ACH transfer must be initiated no later than three business days prior to the applicable Payment Date. Lender, in its sole discretion, may apply any monthly payment first to offset any outstanding invoices for legal or other fees that are 60 or more days overdue and then toward satisfaction of the Obligations. If any payment due pursuant to this Agreement is not paid when due, then Company will be assessed on the following day, automatically and without notice from Lender, a service fee of $500 payable to Lender (or other loan servicing agent). All service fees for missed payments are due on the day they arise. Successive service fees will be assessed and due on the 15th day of each month until Company has paid such past due amounts. All service fees will bear interest at the rate set forth in Section 12.7 from the date they arise. A pro-forma payment schedule that is based on Company’s financial projections is attached as Schedule 2.3 (b)(2).

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(c) Prepayment. Company may at its option prepay the Amount Advanced balance and accrued but unpaid Interest on any Payment Date without penalty or premium (other than payment of the Minimum Interest).

(d) Termination of Payment Obligation. The payment obligation shall terminate upon Lender receiving payments from Company equal to the Amount Advanced plus the Interest and all other amounts due pursuant to this Agreement (the “Payoff Date”).

2.4 Security Interest. Company hereby assigns and grants to Lender, a continuing security interest in all of its right, title and interest in and to the Collateral. Upon indefeasible payment in full of the Obligations and termination of Lender’s obligation to make Advances hereunder, Lender shall promptly release such security interest. Company hereby authorizes Lender to take all such actions as are reasonably necessary to, in Lender’s sole discretion, perfect its security interest in the Collateral, including the filing of such financing statements and amendments and continuations thereof as may be useful in order to perfect such security interest and, if any Collateral is covered by a certificate of title, Company will from time to time upon request of Lender execute such documents as may be required to have such security interest properly noted on a certificate of title. In addition, Company authorizes Lender to file, from time to time, (and reaffirms its authorization of the filing of any financing statements filed prior to the date of this Agreement) such financing statements against the Collateral described as “all assets” or the like as Lender reasonably deems necessary or useful to perfect such security interest.

2.5 Guaranty and Security Interest. Each Guarantor, jointly and severally with each other Guarantor, hereby irrevocably, unconditionally and absolutely guarantees the punctual payment in full when due and the performance of the Obligations, in accordance with the terms of this Agreement (with respect to each individual Guarantor, the “Guaranty”). Subject to the foregoing, each Guarantor hereby further agrees that if Company fails to pay in full when due (whether at stated maturity, by acceleration or otherwise) all or any part of the Obligations, each Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any Obligations, it will promptly pay the same in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of that extension or renewal. Each Guaranty is a continuing guaranty and shall apply to each Guarantor and all Obligations whenever arising and regardless of any intermediate payment or discharge in part thereof. As security for the performance of each Guarantor’s Guaranty obligations, each Guarantor hereby assigns and grants to Lender a continuing security interest in all of its right, title and interest in and to the Collateral of such Guarantor (in each case, substituting the name of the applicable Guarantor for the “Company” on Schedule 11.2) subject to the same rights and obligations as set forth in Section 2.4.

2.6 Revival and Reinstatement of Indebtedness. If the payment of all or any part of the Obligations by Company or the transfer to Lender of any Collateral or other property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights (a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the advice of its counsel, then the amount of such Voidable Transfer or the amount of such Voidable Transfer that Lender is required or elects to repay or restore, including all reasonable costs, expenses and attorneys’ fees incurred by Lender in connection therewith, and the Obligations shall automatically be revived, reinstated and restored by such amount and shall exist as though such Voidable Transfer had never been made.

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ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company Entities. As a material inducement to Lender to enter into this Agreement and to make one or more Advances to Company, each Company Entity, jointly and severally, represents and warrants to Lender as follows:

(a) Organization, Good Standing and Qualification. Each Company Entity is duly organized, validly existing and in good standing under the laws of the state of its organization. Each Company Entity is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. Each Company Entity has all required power and authority necessary to own and operate its properties, to carry on its business as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement.

(b) Subsidiaries. Except as set forth on Schedule 3.1(b) (including any Company Entity that is a subsidiary of another Company Entity), no Company Entity presently owns or controls, directly or indirectly, or holds any rights to acquire, any interest in any other entity. No Company Entity is a participant in any joint venture, partnership or similar arrangement.

(c) Authorization. All action necessary on the part of each Company Entity, its officers, directors, managers and members, for the authorization, execution and delivery of the Transaction Documents, the performance of all Obligations of such Company Entity hereunder and thereunder has been taken or will be taken prior to the Closing. The Transaction Documents and all other agreements contemplated thereby to which a Company Entity is a party constitute valid and legally binding obligations of such Company Entity, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) to the extent the indemnification provisions may be limited by applicable laws.

(d) Litigation. There is no action, suit, proceeding or investigation pending or, to Company’s knowledge, threatened against any Company Entity. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or, to Company’s knowledge, threatened involving the prior employment of any Company Entity’s employees or their obligations under any agreements with prior employers. No Company Entity is subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by a Company Entity currently pending or that a Company Entity intends to initiate.

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(e) Compliance with Other Instruments. No Company Entity is: (i) in violation of or default under any provision of its organizational documents, as amended, (ii) to its knowledge in violation of or default under, in any Material respect, any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or (iii) to its knowledge in violation of or default under, in any Material respect, any provision of any federal or state statute, rule or regulation applicable to such Company Entity. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby will not result in any such violation, or be in Material conflict with or constitute, with or without the passage of time and giving of notice, either a Material default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of a Company Entity or the suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to a Company Entity, its business or operations or any of its assets or properties, other than the security interests arising under the Transaction Documents.

(f) Related-Party Transactions. Except as set forth on Schedule 3.1(f), no employee, member, manager, officer or director of a Company Entity or member of his or her immediate family is indebted to a Company Entity, nor is a Company Entity indebted (or committed to make loans or extend or guarantee credit) to any of them. To each Company Entity’s knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which a Company Entity is affiliated or with which a Company Entity has a Material business relationship, or any firm or corporation that competes with any Company Entity, except that employees, shareholders, officers or directors of a Company Entity and members of their immediate families may own up to 2% of the outstanding stock of one publicly traded company that may compete with a Company Entity.

(g) Financial Statements. The consolidated financial statements for Company’s most recently completed fiscal year and year-to-date for the current year as of the most recently ended month are attached hereto as Schedule 3.1(g), are correct in all Material respects, and fairly present Company’s operating results and financial conditions as of dates and for the periods indicated therein. As of the dates of such financial statements, no Company Entity had any Material obligation, contingent liability, liability for taxes or long-term lease obligation that is not reflected in such financial statements or the notes thereto. Since the date of such financial statements: (i) each Company Entity has operated its businesses only in the ordinary course; (ii) there has not been individually or in the aggregate any change that may result in a Material Adverse Effect; (iii) no Company Entity has guaranteed any Indebtedness of any other Person; (iv) no Company Entity has any Indebtedness for borrowed money other than pursuant to this Agreement; and (v) no event has occurred that could have a Material Adverse Effect. Each Company Entity is solvent.

(h) Tax Returns; Taxes. (i) Each Company Entity has timely filed all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“Returns”), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) all such Returns are complete and accurate in all material respects; (iii) each Company Entity has timely and properly paid all Taxes required to be paid by it; and (iv) each Company Entity has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties and the payment thereof; (v) there are no liens for Taxes upon any assets of any Company Entity; (vi) no deficiency for any Taxes has been asserted, assessed or proposed in writing against any Company Entity that has not been resolved and paid in full or is not being contested in good faith; (vii) no waiver, extension or comparable consent given by any Company Entity regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending; and (viii) there has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to any Company Entity by any taxing authority regarding any such Tax audit or other proceeding.

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(i) Permits. Each Company Entity has all franchises, permits, licenses and any similar authority necessary for the conduct of its business the lack of which would have a Material Adverse Effect, and each Company Entity believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. No Company Entity is in default in any Material respect under any of such franchises, permits, licenses or other similar authority.

(j) Compliance with Laws. Except as set forth on Schedule 3.12(j), each Company Entity, the operation of its business and all premises controlled by such Company Entity is in Material compliance with all applicable laws and orders or directives of any governmental authorities having jurisdiction over such Company Entity, its properties or operations, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect. No Company Entity has received any citation, directive, letter or other communication (whether oral or written) or any notice of any proceeding, claim, lawsuit or investigation, from any Person arising out of such Company Entity’s ownership or occupation of its premises or the conduct of its operations.

(k) Disclosure. Each Company Entity has provided Lender with all the information available to it that Lender has requested for deciding whether to make Advances. To the best of each Company Entity’s knowledge, neither this Agreement (including all the exhibits attached hereto) nor any certificates delivered in connection herewith contains any untrue statement of a Material fact or omits to state a Material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.

(l) Title to Property and Assets. The property and assets owned by a Company Entity are owned solely by such Company Entity free and clear of all mortgages, liens, loans and encumbrances. With respect to a Company Entity’s leased property and assets, such Company Entity is in compliance with the applicable leases in all Material respects and, to such Company Entity’s knowledge, it holds valid leasehold rights in and to such leased property and assets. There are no financing statements reflecting the perfection of any security interest in favor of any creditor other than Lender covering all or any part of any Company Entity’s assets in existence or on file in any public office other than those representing the Permitted Liens.

(m) Name and Location of Company. Each Company Entity has provided to Lender in writing its legal name, state of organization, entity type, and chief executive office address. Company maintains all of its books and records regarding its assets at its chief executive office. Each Company Entity has such business and financial experience as is necessary to enable it to protect its interests in connection with the transactions contemplated by this Agreement.

(n) Collateral. Each Company Entity has full power and authority to create a first-priority lien on the Collateral pursuant to this Agreement and no disability or contractual obligation exists that would prohibit any Company Entity from pledging the Collateral pursuant to this Agreement. There are no subscriptions, warrants, rights of first refusal, or other restrictions on transfer relative to, or options exercisable with respect to, the Collateral. The Collateral is not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and no Company Entity knows of any reasonable grounds for the institution of any such proceedings. The Collateral consisting of equipment and inventory is in good operating condition and repair, subject to ordinary wear and tear, and the Company Entity owning such Collateral has made all economically reasonable and necessary repairs thereto. The Collateral consisting of inventory is of good and marketable quality, free from defects, except for inventory for which adequate reserves have been made in accordance with GAAP.

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(o) Intellectual Property. Each Company Entity owns or is a licensee of all intellectual property rights used in or necessary for the conduct of its business and operations, as currently conducted and as proposed to be conducted, or that are Material to the condition (financial or otherwise), business, or operations of such Company Entity.

(p) Customers and Suppliers. None of the customers or suppliers of a Company Entity have indicated to any Company Entity that they intend to terminate, discontinue, or materially reduce their business relationship with such Company Entity. There have been no developments with any customers or suppliers of any Company Entity that may serve as the basis for such customer or supplier to Materially change its relationship with a Company Entity. No Company Entity has any overdue payables to any supplier for services, materials, equipment or other products previously provided to any Company Entity.

(q) Ordinary Course of Business. Each Company Entity intends to run its business in the ordinary course of business and will continue to use commercially reasonable efforts to preserve substantially intact the business organization and assets of the Company Entities and preserve the current relationships of the Company Entities with customers, suppliers and other persons with which any Company Entity has significant business relations. No Company Entity has any current intention to make, nor is any such Company Entity evaluating or contemplating making, any Material changes to such Company Entity’s business, including its business model, pricing model, or product offering.

(r) Recent Developments. As of the Effective Date, (i) all actions by each Company Entity necessary to authorize the execution, delivery and performance of the Transaction Documents have been taken (including the adoption of appropriate resolutions of the Governing Body), (ii) no Event of Default has occurred, and (iii) no Company Entity has incurred any additional Indebtedness since the Term Sheet Date, other than as disclosed to Lender.

3.2 Representations and Warranties of the Key Person. As a material inducement to Lender to enter into this Agreement and to make one or more Advances to Company, the Key Person hereby represents and warrants to Lender:

(a) Financial Interest. The Key Person has a financial interest in Company and will receive a direct or indirect financial and other benefit from this Agreement and the Advances made to Company hereunder.

(b) Non-Contravention. The execution, delivery and performance by the Key Person of this Agreement and the consummation of the transactions contemplated hereunder do not, and will not, contravene or conflict with any law, statute or regulation whatsoever to which the Key Person is subject or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or result in the breach of, any court order, indenture, mortgage, deed to secure debt, deed of trust, trust deed, charge, lien, or any contract, agreement or other instrument to which the Key Person is a party or which may be binding on or applicable to the Key Person. This Agreement is a legal, valid and binding obligation of the Key Person and is enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors and by general principles of equity.

(c) Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or any Person (other than those that have been duly obtained or made and which are in full force and effect) is required for the consummation of this Agreement or the execution, delivery or performance by the Key Person of this Agreement.

(d) Financial Condition; Litigation. There has been no material adverse change in the net worth, assets, financial condition, or prospective financial position of the Key Person since the Term Sheet Date. No litigation, investigation, or proceeding of or before any arbitrator, court or governmental authority is pending or, to the knowledge of the Key Person, threatened by or against the Key Person or against any of the Key Person’s assets.

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(e) Accuracy of Information. None of the factual information heretofore or contemporaneously furnished in writing to Lender by or on behalf of the Key Person in connection with this Agreement or any of the Transaction Documents contains any untrue statement of a material fact, or omits to state any material fact necessary to make any information not misleading, and no other factual information hereafter furnished in connection with this Agreement or any of the Transaction Documents by or on behalf of the Key Person to Lender will contain any untrue statement of a material fact or will omit to state any material fact necessary to make any information not misleading on the date as of which such information is dated or certified.

ARTICLE 4
CLOSING

4.1 Closings. The closing of the Initial Advance pursuant to this Agreement (the “Closing”) shall take place at the offices of Fredrikson & Byron, P.A., 200 South Sixth Street, Suite 4000, Minneapolis, MN 55402-1425, by an electronic exchange of executed counterpart copies of this Agreement and the other Transaction Documents between counsel for Company and Lender. At the Closing, the Company Entities and Lender shall exchange signature pages to this Agreement by facsimile, portable document format (.pdf), DocuSign or other electronic transmission, and Lender will thereafter make the Initial Advance. Distributions of proceeds of the Initial Advance pursuant to this Section 4.1 shall be made in accordance with Schedule 4.1 to the parties set forth thereon by wire transfer and, in Lender’s sole discretion, are subject to off-set of the Company’s Share of Transaction Costs.

4.2 Lender’s Conditions to Closing. Lender’s Advances pursuant to this Agreement are subject to the condition that on or before the Closing, Lender has received evidence of the following actions and or executed original copies of the following documents, in form and substance satisfactory to Lender:

(a) a Non-Competition, Non-Solicitation and Confidential Information Agreement from the Key Person;

(b) a Deposit Account Control Agreement for each Deposit Account maintained by Company;

(c) a copy of resolutions duly adopted by the governing body (e.g., board of directors, board of governors, managing members, general partner or the like) (the “Governing Body”) of each Company Entity authorizing this Agreement and the transactions contemplated hereby;

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(d) a Certificate of Perfection from Company with respect to each Company Entity in the form provided by Lender to Company; and

(e) a copy of Company’s current operating budget including, without limitation, projected revenues, expenses, wages, and uses of loan proceeds, and if applicable, approved by Company’s Governing Body.

4.3 Subsequent Closings. The closing of each Subsequent Advance pursuant to this Agreement, if any (each, a “Subsequent Closing”) shall take place at the offices of Fredrikson & Byron, P.A., 200 South Sixth Street, Suite 4000, Minneapolis, MN 55402-1425 by electronic exchange of documents deemed necessary by Lender in connection with such Subsequent Closing, including a Subsequent Closing certificate from a Key Person in form and substance satisfactory to Lender certifying that the conditions to the Subsequent Advance set forth on Schedule 2.1(b) have been satisfied and each Company Entity shall execute and deliver to Lender any other agreement or document as reasonably requested by Lender to consummate the transactions contemplated by this Agreement in connection with such Subsequent Closing.

ARTICLE 5
AFFIRMATIVE COVENANTS

Unless otherwise agreed in writing by Lender, each Company Entity shall, so long as any of the Obligations remain unsatisfied, comply with the covenants in this Article 5.

5.1 Financial Information; Reporting.

(a) Standard Reporting. Company must deliver the following reports (the “Standard Reports”) to Lender within the time periods specified below:

(i) As directed by Lender, Company must either (A) complete and submit Lender’s online financial data questionnaire (each, a “Monthly Questionnaire”) within 45 days after the end of each quarter for the three (3) months ended in the most recent quarter, which fully and accurately reports the information requested by Lender about the most recently completed quarter or (B) provide automated online access (read only) to its QuickBooks or other accounting software system through a third-party service provider acceptable to Lender (such as Codat.io) enabling Lender to view Company’s accounts receivable, accounts payable, profit and loss, balance sheet, and other financial information;

(ii) Company’s annual consolidated financial statements (balance sheet, cash flow statement and income statement), detailed on a quarterly basis, which will be reviewed (or audited if Company has its financial statements audited by Company’s accounting firm) (the “Financial Statements”) and prepared in all Material respects, in accordance with GAAP, within 90 days after the end of each fiscal year of Company;

(iii) Copies of any Company Entity’s monthly Financial Statements prepared in the ordinary course of business as of the end of such month prepared, in all Material respects, in accordance with GAAP, except for the omission of footnotes and subject to normal year-end adjustments;

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(iv) Company’s tax returns within 10 days of filing with the applicable taxing authority;

(v) Lender’s annual compliance survey within 30 days after Company receives the survey from Lender.

(b) Nonstandard Reporting (upon request only). From time to time, and only if requested by Lender, Company will promptly deliver the following reports to Lender:

(i) Copies of any reports that Company sends to any of its equity holders (as an equity holder);

(ii) Company’s consolidated annual operating and capital expenditure budgets and cash flow forecast for the year presented on a monthly basis;

(iii) Copies of any material notices to or from any other lender to Company;

(iv) Such other information and financial reports with respect to the Collateral, the Key Person(s) and/or the financial condition and operations of Company as Lender may reasonably request, including Company’s books and records; and

(c) Service Charges for Late Periodic Reports. Each time Company fails to submit a Standard Report on or before its due date, Company will, automatically and without notice, be assessed a $500 service charge. Successive service charges will be assessed and due on the 15th day of each month until Company has submitted all past due Standard Reports. All service charges will bear interest at the rate set forth in Section 12.7 from the date they arise.

5.2 Maintenance of Corporate Existence and Properties.

(a) Each Company Entity will at all times do or cause to be done all things necessary to maintain, preserve and renew its charter and its leases, privileges, franchises, qualifications and rights that are necessary or useful in the ordinary conduct of its business, and conduct its business as presently conducted in an orderly and efficient manner in accordance with good business practices;

(b) Each Company Entity will provide or cause to be provided for itself insurance against loss or damage of the kinds customarily insured against by businesses similarly situated and located, with reputable insurers, in such amounts, with such deductibles and by such methods as are adequate in the judgment of such Company Entity’s Governing Body, and in any event in amounts not less than amounts generally maintained by other companies of similar size engaged in similar businesses;

(c) Each Company Entity will keep true books of records and accounts in which full and correct entries will be made of all its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with generally accepted accounting principles; and

(d) Each Company Entity will comply in all Material respects with all applicable laws, statutes, rules, regulations, orders and restrictions in respect of the conduct of its business and the ownership of its properties, except such as are being contested in good faith.

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5.3 Payment of Indebtedness, Taxes and Claims. Each Company Entity will pay (i) its Indebtedness, the Obligations, and all other obligations promptly and in accordance with their terms; (ii) file all tax returns and reports which are required by law to be filed by it; (iii) pay before they become delinquent, all taxes (including payroll taxes), assessments and governmental charges and levies imposed upon it or its property; and (iv) pay all claims or demands of any kind (including but not limited to those of suppliers, mechanics, carriers, warehousemen, landlords and other like persons) which, if unpaid, might result in the creation of a lien upon its property other than a Permitted Lien.

5.4 Nature of Relationship. Lender is entering into this Agreement and making one or more advances to Company based on its confidence in the Key Person and the Key Person’s integrity and ability to manage the Company Entities. Given the Key Person’s experience and expertise operating the Company Entities and his greater access to information, Lender is entrusting the Key Person with broad discretion in the control and management of the Company Entities. Lender is dependent upon the Company Entities and thus the Key Person for repayment and satisfaction of all Obligations. The Key Person acknowledges Lender’s confidence in him/her and hereby agrees to act with the utmost good faith for the benefit of Lender.

5.5 Litigation and Other Notices. Company and/or the Key Person shall furnish to Lender written notice of the following promptly after any officer (or similar) of any Company Entity becomes aware of the same:

(a) any Event of Default or the occurrence of any event or condition that would likely result in an Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto; provided, however, that Company shall provide written notice to Lender not later than 48 hours prior to the occurrence of an Event of Default described in Section 7.3 of this Agreement;

(b) the filing or commencement of, or receipt of notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any governmental authority, against any Company Entity which has had or would likely have a Material Adverse Effect;

(c) any development, event or condition affecting or relating to any Company Entity that has had, or would likely have, a Material Adverse Effect; provided, however, notice for events which occur on a frequent basis may be aggregated into one monthly or quarterly notice as agreed upon in writing by Lender; and

(d) the issuance by any governmental authority of any injunction, order or decision, or the entry by any Company Entity into an agreement with any governmental agency, Materially restricting the business of any Company Entity or concerning any Material business practice of any Company Entity; provided, however, notices regarding regulatory changes will be provided only quarterly.

5.6 Inspection. Each Company Entity shall permit Lender, at Lender’s expense, to visit and inspect such Company Entity’s properties; examine its books of account and records; and discuss such Company Entity’s affairs, finances, and accounts with its officers during normal business hours of such Company Entity as may be reasonably requested by Lender; provided, however, that such Company Entity shall not be obligated pursuant to this Section 5.6 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to Company), the disclosure of which would or could reasonably be expected to adversely affect the attorney-client privilege between Company and its counsel, or that may constitute Protected Health Information and/or Electronic Protected Health Information in accordance with the Health Insurance Portability and Accountability Act of 1996 and its accompanying privacy and security regulations, Health Information Technology for Economic and Provider Health Act, enacted as part of the American Recovery and Reinvestment Act of 2009 (Public Law 111-5), and its attendant regulations and guidance, and other applicable laws.

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5.7 Audit Right.

(a) Upon reasonable advance notice from Lender, Company shall, not more than once every 12 months, make the financial books and records of each Company Entity available to Lender and its designated representatives for review and audit so that Lender may verify (i) the amount of payments made by Company to Lender and (ii) the aggregate Revenue. Lender shall provide the full written results of such review and audit to Company within 10 days after the completion of such review and audit. Subject in each case to Section 5.7(b), in the event that a review and audit by Lender or its designated representatives results in a determination that the amounts that were paid to Lender (A) were underpaid by less than 10%, Company shall pay to Lender the amount unpaid plus interest at the rate of 1% per month on the amount unpaid, but Lender shall bear all of the costs, fees and expenses incurred by Lender as a result of the review and audit or (B) were underpaid by 10% or more, Company shall pay to Lender, in addition to the amount unpaid plus interest at the rate of 1% per month on the amount unpaid, all of the costs, fees and expenses actually incurred by Lender as a result of the review and audit.

(b) Notwithstanding the foregoing, if Company disputes or disagrees with any of the results of Lender’s review and audit, Company may deliver to Lender, within 15 days of its receipt of the written results of Lender’s review and audit, a written dispute notice of its specific objections to Lender’s review and audit (a “Dispute Notice”). Upon the delivery by Company of a Dispute Notice, Company and Lender shall in good faith, and in consultation with their respective accountants, work together to resolve all disputed issues set forth in such Dispute Notice. To the extent that the disputed items set forth in the Dispute Notice remain unresolved after 20 business days following the receipt of the Dispute Notice, Company and Lender shall submit such unresolved items to an accounting firm of national or regional reputation that is mutually agreed upon by Company and Lender (the “Accountants”). If the issues in dispute are submitted to the Accountants for resolution: (i) Company and Lender shall each furnish to the Accountants such documents and information relating to the disputed issues as the Accountants may reasonably request and are available to that party and shall be afforded the opportunity to present to the Accountants any material relating to the review and audit in question and to discuss such review and audit with the Accountants; (ii) the determination by the Accountants of the actual amounts that should have been paid to Lender during the period subject to review and audit (the “Settled Audit Amount”), as set forth in a notice delivered to both parties by the Accountants within 30 days of the Accountants’ engagement, will be binding and conclusive on the parties; and (iii) Company and Lender shall bear the costs, fees and expenses of the Accountants for such determination in the same manner they would bear the costs, fees and expenses of Lender for the review and audit in accordance with Section 5.7(a). Within 10 business days following the determination of the Settled Audit Amount, the appropriate payments shall be made by Company, if any, in accordance with Section 5.7(a), based solely on the Settled Audit Amount.

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5.8 Subsidiaries and Related Businesses.

(a) Company shall cause all of the Company Entities to comply with the provisions of Article 5 and Article 6. Company shall deliver prior written notice to Lender of the formation or acquisition of any subsidiary, joint venture, and/or purchase of equity investment or lending or advancing of funds to any other entity. All such wholly-owned subsidiaries of Company shall execute and deliver to Lender such joinders, pledge agreements and other documents as Lender requests.

(b) Subject to the terms of any agreement between a Company Entity and a Related Business, such Company Entity shall cause Related Businesses to comply within reason with the provisions of Sections 5.1, 5.2, 5.3, 5.4, 5.10, 5.13, 5.14, 5.16, 6.1, and 6.3.

5.9 Further Assurances.

(a) Each Company Entity will at any time or times promptly execute such instruments and perform such acts as Lender may reasonably request to establish and maintain an attached and perfected security interest in the Collateral and will pay all costs of filing and recording.

(b) Company will reimburse Lender for all reasonable costs, fees and expenses (including attorneys’ fees) for the perfection and the continuation of the perfection of Lender’s security interest in the Collateral and the cost of any terminations, extensions, renewals, amendments and releases thereof, and shall promptly pay all reasonable costs, fees and expenses of any record searches for financing statements Lender may reasonably require.

5.10 Records Regarding Collateral. Each Company Entity shall maintain all records, instruments or other documentation evidencing or otherwise relating to the Collateral at Company’s chief executive office and will not (a) remove any part thereof, or (b) change such Company Entity’s name, state of organization, or location of its chief executive office, without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed).

5.11 Company Bank Account. Company shall use its best efforts to: (a) maintain a banking relationship with Company Bank or other qualified commercial bank; (b) ensure that all payments to Company from whatever source shall be deposited into Company account described in Schedule 5.11, or successor account thereto; (c) ensure that such account has a balance in excess of the amount due to Lender on each date that a payment pursuant to this Agreement is due; and (d) ensure that the Applicable Revenue Percentage is transferred to Lender Account on a monthly basis in accordance with this Agreement. Company shall within five business days notify Lender in writing of any change in its banking relationship (whether such change is within Company’s current bank or to another bank) and shall provide Lender with new contact information and account details for all new bank accounts.

5.12 Key Person Insurance; Background Check. Within 90 days following the Effective Date, Company shall hold from one or more “A or better” insurers, “key-person” life insurance on the Insured Executive(s) in the Insurance Amount and on other terms and conditions reasonably acceptable to Lender and Company. The key-person policy, whether obtained prior to or following the Effective Date, shall be collaterally assigned to Lender, name Lender as loss payee, and continuously maintained in force and shall not be cancelable by Company without prior approval from Lender prior to full satisfaction of the Obligations. If at any time following such 90 day period Company does not hold a key-person policy in compliance with the preceding two sentences, Lender may obtain a key-person policy as owner and beneficiary on the life of the Insured Executive(s) in the Insurance Amount. Insured Executive(s) and Company shall fully cooperate with Lender in obtaining such policy and Company shall reimburse Lender for all related fees and expenses. All or any portion, in Lender’s sole discretion, of the insurance proceeds received by Lender as loss payee or beneficiary on any one or more key-person life insurance policies shall be applied against the outstanding Obligations with the excess being returned to the insurance company for redistribution. Proceeds of key-person life insurance policies received by Company while any Obligations are outstanding will, in the sole discretion of Lender, be used, in whole or in part, to satisfy the Obligations. Failure to obtain key-person insurance within such 90 day period will be considered an Event of Default under Section 7.2 of this Agreement. It is further agreed that prior to any person assuming any office, position, or responsibilities currently held by the Key Person, Company will use commercially reasonable efforts to ensure that such person provides Lender with written authorization to conduct a background check within 30 days after such person’s appointment; provided that such background check shall only be for informational purposes and shall not give Lender any rights to veto such replacement Key Person. Failure by such person to provide written consent within such 30 day period will be considered an Event of Default under Section 7.2 of this Agreement.

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5.13 Compliance. Each Company Entity shall comply with the requirements of all applicable state and federal laws, and of all rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

5.14 Government Regulation. No Company Entity will be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Company or from otherwise conducting business with any Company Entity, or fail to provide documentary and other evidence of any Company Entity’s identity as may be requested by Lender at any time to enable Lender to verify any Company Entity’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

5.15 Expenses Related to Non-Compliance with Covenants. If after five days’ notice from Lender, any Company Entity fails to comply with any one or more of the covenants provided for in this Agreement, Lender may, but has no obligation to, take such reasonable actions as Lender, in its sole discretion, deems appropriate to ensure such Company Entity remains in or returns to compliance with this Agreement and to protect Lender’s interest under this Agreement, including without limitation, paying premiums, taxes, unpermitted Indebtedness and/or judgments. Company shall thereafter promptly reimburse Lender for all reasonable costs, fees and expenses incurred by Lender in connection therewith together with interest at the rate set forth in Section 12.7 from the date of disbursement.

5.16 Registration of Intellectual Property Rights. Each Company Entity will register with the United States Patent and Trademark Office or the United States Copyright Office its intellectual property rights including revisions or additions thereto with any product before the sale or licensing of the product to any third party, in each case to the extent registrable and the Governing Body of such Company Entity in good faith deems appropriate for the development of such Company Entity’s business and in the best interest of the Company Entity and its equity holders. To the extent that the Governing Body of a Company Entity in good faith determines appropriate for the development of such Company Entity’s business and in the best interests of Company and its equity holders, each such Company Entity will: (i) protect, defend, and maintain the validity and enforceability of the intellectual property rights and promptly advise Lender in writing of any known or claimed infringements thereof, and (ii) not allow any intellectual property rights to be abandoned, forfeited or dedicated to the public without Lender’s prior written consent.

5.17 Cash Requirement. The Company is required to make three (3) additional payments (each a “Wisconsin Payment”) on certain dates following the Closing (each a “Wisconsin Payment Date”) with respect to that certain Asset Purchase Agreement between the Wood Violet Fertility LLC, Wisconsin Fertility and Reproductive Surgery Associates, S.C., the Elizabeth Pritts Revocable Living Trust, and Dr. Elizabeth Pritts dated as of March 16, 2023, and that certain Membership Interest Purchase Agreement between Wood Violet Fertility LLC, Fertility Labs of Wisconsin LLC, IVF Science LLC, owned by Wael Megid PhD and Dr Elizabeth Pritts as trustee for the Elizabeth Pritts Revocable Living Trust dated March 16, 2023. The Company shall keep a reserve of at least $2,500,000 in cash or cash equivalents in one of the Company’s Deposit Accounts beginning 45 days before each Wisconsin Payment Date for each Wisconsin Payment to be made.

5.18 Pledge Agreements. Within 30 days of the Closing, the Company shall deliver to Lender executed pledge agreements related to INVO Centers LLC’s interest in Bloom INVO LLC and HRCFG INVO LLC, respectively, in a form reasonably acceptable to Lender.

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ARTICLE 6
NEGATIVE COVENANTS

Unless otherwise agreed in writing by Lender, each Company Entity shall, so long as any of the Obligations remain unsatisfied, comply with the covenants in this Article 6.

6.1 Indebtedness.

(a) No Company Entity will (i) create, incur, assume, guarantee, or otherwise become liable for any Indebtedness after the date of this Agreement, (ii) create any lien, security interest, mortgage or pledge of its assets, or (iii) waive, forgive, release, amend, terminate or fail to enforce any material amount owed to a Company Entity or other right held by a Company Entity. Notwithstanding the preceding sentence, during any period of time in which no Company Entity is in default and no Event of Default exists, a Company Entity may create Permitted Indebtedness and Permitted Liens.

(b) Without the prior written approval of Lender, Company will not (i) increase the advance rate or interest rate in respect of any Indebtedness, (ii) increase the maximum principal amount of any Indebtedness, or (iii) shorten the dates upon which payments of principal or interest of any Indebtedness are due.

6.2 Restricted Payments.

(a) No Company Entity will, at any time, make or become obligated to make, directly or indirectly, any: (i) payment or distribution in respect of any capital stock, units or other equity interests in any Company Entity, except for any such payment or distribution made to Company; (ii) payment or distribution on account of the purchase, repurchase, redemption or other retirement of any capital stock, units or other interests in any Company Entity; (iii) loans, advances or payments to any affiliate, stockholder, or member, including, without limitation, any officer or member of the Governing Body of any Company Entity or any Related Business, except for Company Entity loans made in the ordinary course of business to fund its clinic operations; and/or (iv) investment in unaffiliated third parties other than in money market funds for purposes of cash management.

(b) Notwithstanding Section 6.2(a), each Company Entity may pay reasonable compensation (including reasonable salary, bonus and equity compensation for a company of similar size, financial condition, location and industry), reimburse expenses incurred on behalf of a Company Entity, and, if the Company Entity is, for tax purposes, a partnership (including a limited liability company taxed as a partnership) or Subchapter S corporation, distributions in such amounts as reasonably determined to be necessary to allow equity holders to pay federal, state and local income taxes with respect to the income allocated to such equity holder from such Company Entity with respect to the applicable tax year.

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6.3 Ownership; Maintenance of Collateral. No Company Entity shall (a) transfer or otherwise dispose of all or any portion of the Collateral, other than in the ordinary course of business, (b) enter into any lease or license for the use of the Collateral without fair and reasonable consideration, or (c) waive, forgive, release, amend, terminate or fail to enforce any material amount owed to Company or other right held by Company. Each Company Entity shall keep the Collateral free and clear of all levies, attachments, liens, charges, encumbrances and security interests of every kind or character (except for the security interest granted to Lender hereunder and except for Permitted Liens). Each Company Entity shall promptly pay and discharge when due all license fees, registration fees, taxes, assessments and other charges which may be levied upon or assessed against the ownership, possession or uses of the Collateral or any portion thereof, except as otherwise permitted in this Agreement. Each Company Entity shall keep accurate and complete records of the Collateral and shall, upon Lender’s reasonable request, promptly affix on any Collateral constituting chattel paper, a notice, in form satisfactory to Lender, of Lender’s security interest created hereunder. Each Company Entity shall use commercially reasonable efforts to maintain all Collateral in good working order, subject to ordinary wear and tear, and, with respect to intellectual property, make such filings, prosecute such applications, pay necessary fees (including maintenance fees), and take such other actions as necessary to properly maintain and protect such Company Entity’s intellectual property rights. For the avoidance of doubt, no Company Entity shall, without Lender’s prior written consent, sell or otherwise transfer or cease operations of any business unit, operating division, or other Material portion of such Company Entity’s business operations.

6.4 New Subsidiaries. No Company Entity will create or permit to exist any new subsidiary outside the ordinary course of business. Any subsidiary approved by Lender or created by a Company entity in the ordinary course of business after the date of this Agreement (each, a “New Subsidiary”), then such New Subsidiary (a) shall execute and deliver the joinder contemplated by Section 5.8 hereof and (b) will be considered a Guarantor and Company Entity for all purposes under this Agreement. By executing and delivering the joinder required under clause (a) above, such New Subsidiary will be deemed to have granted a security interest as contemplated under Section 2.4 of this Agreement in all of such New Subsidiary’s assets and Lender will be permitted to take such actions and make such filings as are contemplated in Section 2.4 of this Agreement with respect to such New Subsidiary.

6.5 New Joint Ventures. No Company Entity will create or permit to exist any new joint venture without the Lenders prior written consent (which consent shall not be unreasonably withheld or delayed).

6.6 Related Party Transactions. No Company Entity will enter into any agreement with a Related Business or any officer, director or employee of any Company Entity or a Related Business, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than a publicly traded business of which any of the foregoing persons or entities owns less than 2% of the outstanding voting securities thereof).

ARTICLE 7
EVENTS OF DEFAULT

The term “Event of Default” means the occurrence of any one or more of the following events:

7.1 Payment of Obligations. The failure or refusal of Company to pay any portion of the Obligations on the due date in accordance with the terms of the Transaction Documents (each, a “Payment Event of Default”); provided that, subject to Section 8.2 and Section 12.7 hereof, Company will have 15 days following the due date thereof to cure any such Payment Event of Default.

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7.2 Other Covenants. The failure or refusal of any Company Entity to punctually and properly perform, observe and comply with any Material affirmative covenant, agreement or condition contained in any of the Transaction Documents and such failure continues for a period of 30 days after the earliest of: (a) the date Company gives notice of such failure to Lender; (b) the date Company should have given notice of such failure to Lender pursuant to this Agreement; and (c) the date Lender gives notice of such failure to Company; provided there will be no cure period for (i) any breach of any negative covenant contained in any of the Transaction Documents, (ii) the Events of Default provided in Section 7.3, (iii) failure to obtain “key person” insurance within the time period prescribed by Section 5.12 of this Agreement, or (iv) failure to obtain written consent to a background check within the time period prescribed by Section 5.12 of this Agreement.

7.3 Bankruptcy; Insolvency.

(a) any Company Entity commences a voluntary case under Title 11 of the United States Code as now or hereafter in effect, or any successor thereto;

(b) an involuntary case under Title 11 of the United States Code is commenced, or any other voluntary reorganization, receivership, or insolvency proceeding is commenced against any Company Entity and such petition or proceeding, as applicable, is not dismissed within 30 days after commencement of the case or proceeding;

(c) a custodian is appointed for, or takes charge of, all or any substantial part of the property of any Company Entity;

(d) any Company Entity commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any Company Entity;

(e) any Company Entity shall fail to pay, or shall state that it is unable to pay, or is unable to pay, its debts generally as they become due; or

(f) the Company Entities (taken as a whole) shall cease or substantially change or reduce their operations.

7.4 Judgments. A judgment for the payment of money in excess of $50,000 is rendered against a Company Entity, and such judgment remains unpaid or undischarged for more than 30 days from the date of entry thereof or such longer period during which execution of such judgment is stayed during an appeal from such judgment.

7.5 False Statement. Any representation or warranty made by or on behalf of a Company Entity in this Agreement or any other Transaction Documents or in any certificate, statement, report or document herewith or hereafter furnished to Lender pursuant to this Agreement or any other Transaction Documents shall prove to have been false or misleading in any Material respect on the date as of which the facts set forth are stated or certified.

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7.6 Key Person Events.

(a) Without written consent of Lender, the Key Person:

(i) ceases full-time employment with Company other than for reason of death or disability;

(ii) provides services to a business that is competitive with a Company Entity;

(iii) improperly uses intellectual property or confidential information of a Company Entity for the benefit of any Person other than a Company Entity; or

(iv) violates any provision of his or her Non-Competition, Non-Solicitation and Confidential Information Agreement.

(b) If an Event of Default under Section 7.6(a)(i) occurs, Company and Lender will use their commercially reasonable efforts to identify a mutually acceptable replacement Key Person, and Company will cause such replacement Key Person to promptly execute a joinder to this Agreement and to enter into a Non-Competition, Non-Solicitation and Confidential Information Agreement in substantially the same form as is delivered by the Key Person pursuant to Section 4.2(a) hereof (if not previously executed by such replacement Key Person). The replacement Key Person will be required to fulfill the duties and obligations of the Key Person set forth in this Agreement. Company will not, without Lender’s prior written consent, hire or compensate a replacement Key Person on terms substantially different from those applicable to the prior Key Person. Additionally, Company shall obtain “key-person” life insurance in the amount required under Section 5.12 hereof within 60 days of the date on which the Key Person is mutually agreed upon by Company and Lender. Failure to obtain such “key-person” life insurance within such 60 day period will constitute an Event of Default under Section 7.2 of this Agreement.

7.7 Cross Default. (a) The maturity of any Indebtedness of any Company Entity (other than Indebtedness under this Agreement) owed to Lender that is not paid when due, after giving effect to any grace or cure period, or (b) the maturity of any Indebtedness of any Company Entity in an aggregate amount equal to or greater than $50,000 owed to others is accelerated, or (c) any Company Entity fails to pay any such Indebtedness when due or, in the case of such Indebtedness payable on demand when demanded, after giving effect to any grace or cure period.

7.8 Material Adverse Effect. Any other event that Lender deems to have had a Material Adverse Effect on a Company Entity.

ARTICLE 8
RIGHTS AND REMEDIES

8.1 General Remedies. If any Event of Default specified in Section 7.3 shall occur, any commitment to make Advances hereunder shall automatically terminate and all Obligations of the Company Entities to Lender hereunder and under the other Transaction Documents shall automatically become immediately due and payable without notice. Upon the occurrence of any Event of Default, Lender may, without notice of any kind (including, without limitation, notice of acceleration or of intention to accelerate, presentment and demand or protest, all of which are hereby expressly waived by Company) do any one or more of the following:

(a) declare the entire Amount Advanced, Interest and all other Obligations, or any part thereof, immediately due and payable (provided that the Minimum Interest used to determine the Interest in such event will be the maximum Minimum Interest determined in accordance with Schedule 11.3, which will include all actual adjustments to the Minimum Interest in accordance with the terms of this Agreement, but will exclude speculative adjustments);

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(b) terminate any commitment to make Advances hereunder;

(c) exercise any and all other legal or equitable rights afforded by the Transaction Documents and the laws of the Applicable Jurisdiction or any other jurisdiction as Lender shall deem appropriate; and

(d) take any action permitted by this Agreement or by applicable law, including the Uniform Commercial Code then in effect in the Applicable Jurisdiction, to satisfy the Obligations of the Company Entities owed to Lender, including, but not limited to:

(i) Without limiting the generality of the foregoing Lender, may, to the fullest extent permitted by applicable law, without notice, hearing or process except as specified below, take possession and maintain control over the Collateral. Within two days following demand by Lender for possession and control of the Collateral following an Event of Default, each Company Entity shall, at its sole cost and expense, assemble and turn over to Lender all Collateral of such Company Entity, including any ownership in any Related Business then held by such Company Entity.

(ii) Lender may in its sole discretion sell the Collateral or any part thereof in one or more parcels at public or private sale, for cash, on credit or for future delivery, and upon such other terms as Lender may deem commercially reasonable, and Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set off the amount of such purchase price against the Obligations. Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, with notice, be made at the time and place to which it was so adjourned. Lender may abandon any such proposed sale. Each Company Entity acknowledges that any private sales of Collateral effected by Lender may result in terms less favorable to a seller than public sales but each Company Entity agrees that such private sales shall nevertheless be deemed commercially reasonable; provided, however, that the valuation of the Collateral in a private sale be reasonably based on comparable market prices for such Collateral. The Company Entities shall pay all costs, fees and expenses incurred by Lender, including reasonable attorney’s fees and court costs, in connection with any such sale.

(iii) Lender may enter upon and into and take possession of all or such part or parts of the properties owned or occupied by any Company Entity, including lands, buildings, equipment and other property as may be necessary or appropriate in the judgment of Lender to permit or enable Lender to complete the processing or collection of all or any part of the Collateral as Lender may elect, and use and operate such properties for such purposes and for such length of time as Lender may deem reasonably necessary or appropriate for such purposes without the payment of any compensation to any Company Entity therefor.

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8.2 Minimum Interest Multiple Remedies.

(a) Minimum Interest Increase on Payment Event of Default. Following the occurrence of any Payment Event of Default and in addition to all other rights and remedies provided by this Agreement or applicable law, for each payment not timely made under this Agreement, the applicable Minimum Interest multiple will be increased by 0.015 on the Payoff Date; provided that for the first two Payment Events of Default and for purposes of this Section 8.2 only, Company will have 15 days to cure such instances of a Payment Event of Default without a corresponding increase to the Minimum Interest multiple. The applicable Minimum Interest multiple will be increased regardless of whether Lender notifies Company of any Payment Event of Default. If Company has not fully cured such Payment Event of Default at the end of such 15 day period, the applicable Minimum Interest multiple will increase as described above. Beginning with the third Payment Event of Default and continuing with each Payment Event of Default thereafter, the applicable Minimum Interest multiple will increase by 0.015 on the Payoff Date upon the occurrence of each such Payment Event of Default regardless of whether or not such Payment Event of Default is subsequently cured.

(b) Indebtedness. During the term of this Agreement, in addition to all other rights and remedies provided by this Agreement or applicable law, for each instance of noncompliance with Section 6.1 of this Agreement (an “Additional Indebtedness Breach”), the greater of the following remedies (in terms of dollar amount) will be applied automatically and regardless of whether Lender notifies any Company Entity of the Additional Indebtedness Breach: (i) the applicable Minimum Interest multiple will increase by 0.10 on the Payoff Date or (ii) Company will be assessed a service fee equal to 50% of the principal amount of the unauthorized Indebtedness incurred by the Company Entity.

(c) Increases Cumulative. For the avoidance of doubt, any increases to the Minimum Interest made pursuant to this Section 8.2 will be cumulative and will apply throughout the remainder of the term of this Agreement for all periods set forth in the table on Schedule 11.3.

8.3 Notice of Sale. If any notification of intended disposition of any of the Collateral is required by law, such notification will be deemed reasonably and properly given if provided in accordance with Section 12.6 at least 10 days before such disposition, postage prepaid, addressed to Company at the address set forth in the introduction to this Agreement. Such disposition shall be established by affidavit of a representative of Lender, receipts or other reasonable method.

8.4 Remedies Cumulative; No Waiver. The rights and remedies of Lender hereunder are cumulative and nonexclusive and the exercise of any one or more of the remedies provided for herein or under applicable law shall not be construed as a waiver of any of the other remedies of Lender so long as any part of the Obligations remain unsatisfied. No failure on the part of Lender to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by Lender preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

8.5 Application of Proceeds. Any payments or proceeds received by Lender from the Collateral shall be applied to the payment of costs, fees and expenses incurred by Lender in connection with performing, managing, maintaining or selling the Collateral, including reasonable attorneys’ fees and expenses, and the balance, if any, shall be applied by Lender to payment of the Obligations, in order of application as Lender shall reasonably determine.

8.6 Notice to Account Debtors. Upon the occurrence and during the continuance of (a) any Event of Default under Section 7.3, or (b) upon any other Event of Default, provided Lender has declared all Obligations immediately due and payable, Lender may notify any or all account debtors of the existence of Lender’s security interest in the Collateral and require such account debtors to pay or remit all sums due or to become due directly to Lender or its nominee.

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8.7 Deposit Account Control Agreement. Upon the occurrence and during the continuance of an Event of Default, Lender may exercise any and all rights as a secured creditor in respect of the Deposit Accounts of Company, including without limitation providing instructions to the bank regarding the withdrawal or disposition of any funds credited to the Deposit Accounts and as to any other matters relating to the Deposit Accounts in accordance with the terms of the Deposit Account Control Agreement.

8.8 Performance by Lender. If any Company Entity does not perform any covenant, duty or agreement in accordance with the terms of the Transaction Documents, Lender may, at its option, perform or attempt to perform, such covenant, duty or agreement on behalf of such Company Entity. In such event, any amount expended by Lender in such performance or attempted performance will be payable by Company to Lender on demand, will become part of the Obligations and will bear interest at the rate set forth in Section 12.7 from the date of such expenditure by Lender until paid. Notwithstanding the foregoing, it is expressly understood that Lender does not assume and will never have, except by express written consent of Lender, any liability or responsibility for the performance of any covenant, duty or agreement of any Company Entity. Lender will have (and is hereby granted in such event) a royalty-free license to use intellectual property rights of each Company Entity to complete production of, advertisement for, and disposition of any Collateral and Lender will have a license to enter into, occupy, and use each Company Entity’s premises and the Collateral without charge to exercise any of Lender’s rights or remedies under this Agreement or under any other Transaction Document.

8.9 Delegation of Duties and Rights. Lender may perform any of its duties or exercise any of its rights under the Transaction Documents by or through its officers, members of its Governing Body, employees, attorneys, agents or other representatives.

8.10 Expenditures by Lender. Each Company Entity shall indemnify Lender for all court costs, attorneys’ fees, other costs of collection and other sums spent by Lender pursuant to the exercise of any right (including, without limitation, any effort to collect amounts due or otherwise enforce this Agreement) provided herein. All such amounts will be payable to Lender on demand and will bear interest at the rate set forth in Section 12.7 from the date spent until the date repaid.

8.11 Lender’s Authority. Lender has the authority, but is not obligated to:

(a) place on any chattel paper received as proceeds a notation or legend showing Lender’s security interest;

(b) demand, collect, receive and receipt for, compound, compromise, settle and give acquittance for, and prosecute and discontinue any suits or proceedings in respect of any or all of the Collateral in the name of the Company Entities;

(c) upon prior written notice to Company, take any action which Lender may deem necessary or desirable in order to realize on the Collateral, including, without limitation, performance of any contract and endorsement in the name of any Company Entity of any checks, drafts, notes or other instruments or documents received in payment of or on account of the Collateral; and

(d) place upon each Company Entity’s books and records relating to the Collateral covered by the security interest granted hereby a notation or legend stating that such are subject to a security interest held by Lender.

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8.12 Power of Attorney.

(a) Each Company Entity hereby irrevocably appoints Lender as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (i) endorse such Company Entity’s name on any checks or other forms of payment or security; (ii) sign such Company Entity’s name on any invoice or bill of lading for any account or drafts against account debtors; (iii) settle and adjust disputes and claims about the accounts directly with account debtors, for amounts and on terms Lender determines reasonable; (iv) make, settle, and adjust all claims under such Company Entity’s insurance policies; (v) pay, contest or settle any lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (vi) transfer the Collateral into the name of Lender or a third party as the UCC permits.

(b) Each Company Entity hereby appoints Lender as its lawful attorney-in-fact to sign such Company Entity’s name on any documents necessary to perfect or continue the perfection of Lender’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Lender is under no further obligation to make Advances hereunder.

(c) Lender’s foregoing appointment as attorney in fact of each Company Entity, and all of Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Lender’s obligation to provide Advances terminates.

8.13 Notification to Company. Lender may, but is under no obligation, to use reasonable efforts to notify Company of any of the foregoing actions by Lender in this Article 8; provided, however, the parties hereto expressly agree that the failure of Lender to provide notice shall not in any way affect or impair any action taken by Lender, it being understood that any absolute obligation of notice is hereby waived by Company and each other Company Entity.

ARTICLE 9
[RESERVED]

ARTICLE 10
INDEMNIFICATION

10.1 Indemnification. Company agrees to indemnify and hold harmless Lender and its successors and assigns, together with any of its officers, members of its Governing Body, shareholders, partners, members, and/or managers (such persons, the “Indemnified Parties”), from and against all losses, damages, liabilities, obligations, costs or expenses (any one such item being herein called a “Loss” and all such items being herein collectively called “Losses”) which are caused by or arise out of, or (in the case of claims asserted against any Indemnified Parties by a third party) alleged to result from, arise out of or have been incurred with respect to, (a) any breach or default in the performance by any Company Entity of any covenant or agreement of any Company Entity contained in this Agreement, (b) any breach of warranty or inaccurate or erroneous representation made by any Company Entity herein or in any certificate or other instrument delivered by or on behalf of any Company Entity pursuant hereto, and (c) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including costs and attorneys’ fees) arising out of the foregoing except when such actions, suits, proceedings, claims, demands, judgments, costs and expenses arise as a result of the grossly negligent or intentional actions or omissions of Lender.

10.2 Survival. The indemnification provided in this Article 10 shall only apply, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the date of payment in full of the Obligations.

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ARTICLE 11
DEFINITIONS

“Accountants” has the meaning given in Section 5.7(b).

“Advance(s)” means the Initial Advance, each Subsequent Advance or any one or more of them, if any.

“Advance Period” means each period listed on Schedule 2.1(b) during which Company may receive a Subsequent Advance.

“Amount Advanced” means, as of any date of determination, the aggregate amount of all Advances actually advanced by Lender to Company.

“Applicable Revenue Percentage” means that percentage with respect to any given time as provided for on Schedule 11.1.

“Applicable Jurisdiction” means the State of Utah.

“Certificate of Perfection” means a Certificate of Perfection in the form provided by Lender to Company.

“Change of Control” means either (a) a merger or consolidation of Company with or into another entity, or other transaction, following which the stockholders of Company immediately prior to such transaction hold securities representing less than a majority of the voting power of the surviving entity or parent of the surviving entity immediately following such transaction, or (b) the sale, lease, license or other disposition of all or substantially all of Company’s assets. Notwithstanding the prior sentence, the sale of Company’s equity securities in a bona fide equity financing transaction shall not be deemed a “Change of Control”.

“Closing” has the meaning given in Section 4.1.

“Collateral” means those assets listed on Schedule 11.2 of each Company Entity.

“Company Bank” means Silicon Valley Bank.

“Company’s Share of Transaction Costs” means up to $15,000, which may include all or a portion of the legal fees, filing fees, due diligence expenses, and/or other costs or expenses incurred by Lender in connection with the transactions contemplated by this Agreement.

“Deposit Account” means a deposit, demand, savings, passbook, or similar account with a bank or other financial institution.

“Deposit Account Control Agreement” means a deposit account control agreement among Company, Lender, and the bank at which Company maintains one or more Deposit Accounts.

“Dispute Notice” has the meaning given in Section 5.7(b).

“Event of Default” has the meaning given in Article 7.

“Financial Statements” has the meaning given in Section 5.1(a).

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“Indebtedness” means (i) indebtedness for borrowed money or the deferred price of property or services, and other obligations to pay, (ii) obligations evidenced by notes, bonds, debentures or similar instruments and (iii) capital lease obligations. For the avoidance of doubt, “Indebtedness” includes, without limiting the foregoing, merchant cash advances, factoring obligations, pre-sale of future accounts receivable and/or purchase orders, credit card advances, and any off-balance sheet arrangements.

“Initial Advance” means $1,500,000, and will be the only Advance unless there are Subsequent Advances.

“Insured Executive(s)” means Steven Shum and any successor Key Person.

“Insurance Amount” means, as of any date of determination, an amount equal to the Amount Advanced.

“Interest” has the meaning given in Section 2.2.

“Key Person” means each of Steven Shum and any successor Key Person.

“Lender Account” means the account with Silicon Valley Bank held in Lender’s name with the account details as set forth in Schedule 2.3(b)(1).

“Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Material” means material in relation to the properties, business, prospects, operations, earnings, assets, liabilities and/or condition (financial or otherwise) of the Company Entities taken as a whole, whether or not in the ordinary course of business.

“Material Adverse Effect” means a Material adverse effect on (x) the properties, business, prospects, operations, earnings, assets, liabilities and/or the condition (financial or otherwise) of the Company Entities taken as a whole, whether or not in the ordinary course of business.

“Maturity Date” means the earliest of: (i) June 29, 2028, (ii) immediately prior to a Change of Control, and (iii) acceleration of the Obligations as provided in Article 8.

“Minimum Interest” means those amounts set forth in Schedule 11.3.

“Obligations” means the payment when due of the principal amount of all Advances and Interest and all other amounts due under this Agreement when due, whether at maturity, by acceleration, prepayment or otherwise, together with all other costs, fees, expenses, indemnities and reimbursements, as well as all other obligations of any Company Entity now or hereafter existing under this Agreement or any other Transaction Document.

“Payment Commencement Date” means October 15, 2023.

“Payoff Date” has the meaning given in Section 2.3(e).

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“Permitted Indebtedness” means those liabilities and Indebtedness listed on Schedule 11.4 attached hereto.

“Permitted Liens” means liens listed on Schedule 11.5 attached hereto.

“Person” means any individual, entity or association.

“Projected Revenue” means the Company Entities’ projected Revenue for the applicable period as outlined in the “Revenue Assumptions” on Schedule 2.3(b)(2).

“promptly” means within 10 calendar days following the applicable event.

“Related Business” means any business (whether operated as a sole proprietorship, partnership, corporation or other entity or association) operating in a market or market segment that is substantially similar to any Company Entity’s business or that is a logical extension of any Company Entity’s business and which is owned and/or operated by any Company Entity (whether or not as a subsidiary), the Key Person, officer, member of its Governing Body, member or manager of any Company Entity or any affiliated entities or direct family members of the foregoing; provided, however, a Related Business does not include a publicly traded business of which any of the foregoing persons or entities owns less than 2% of the outstanding voting securities thereof.

“Reported Revenue” means the amount of Revenue reported as being generated by the Company Entities during the applicable period as stated in the Monthly Questionnaire(s) delivered by Company to Lender pursuant to Section 5.19.

“Revenue” means all non-financing related revenues received by any Company Entity and reported on the Company’s Financial Statements during the applicable period; provided that intercompany amounts shall not be considered “Revenue.”

“Revenue Loan Amount” means $1,500,000.

“Revenue Test Period” means each calendar year during the term of this Agreement, including any partial calendar years (e.g., (i) for the year in which this Agreement is executed, the Revenue Test Period will be the period from the Effective Date through December 31 of the year of the Effective Date and (ii) for the year in which all outstanding Obligations are paid in full, the Revenue Test Period will be the period from January 1 of the year through the date on which all outstanding Obligations are paid in full).

“Settled Audit Amount” has the meaning given in Section 5.7(b).

“Subsequent Advances” mean all Advances made by Lender to Company following the Initial Advance.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, workers’ compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other governmental tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional amounts in respect of the foregoing.

“Term Sheet Date” means August 24, 2023.

“Transaction Documents” means this Agreement and all exhibits and schedules to this Agreement, as well as all other agreements executed or delivered by any Company Entity, any guarantor or party granting security interests or providing credit enhancements in connection with this Agreement, one or more of the Advances or any Collateral for the Obligations.

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ARTICLE 12
MISCELLANEOUS

12.1 Survival and Confirmation of Representations and Warranties. The warranties, representations and covenants of each Company Entity and Lender and the indemnification obligations of each party contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of Lender or any Company Entity. All of the representations and warranties set forth herein will be deemed to be repeated and reaffirmed on the day of each Advance.

12.2 Successors and Assigns. No Company Entity may assign its rights or delegate its Obligations under this Agreement without Lender’s prior written consent, except in connection with a Change of Control. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties’ respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Notwithstanding anything to the contrary in the foregoing, the Company Entities acknowledge that Lender may sell one or more participations in the loan evidenced hereby to other financial institutions (including Affiliates of Lender) and authorizes the release of all financial information acquired by Lender from the Company Entities to any such financial institution.

12.3 Governing Law. This Agreement is governed by and construed under the substantive laws of the Applicable Jurisdiction without regard to the conflicts of law provisions thereof. The state and federal courts in the Applicable Jurisdiction have exclusive jurisdiction of any and all actions or suits commenced by Lender or any Company Entity arising under or with respect to this Agreement.

12.4 Jurisdiction and Venue. Each of Lender and each Company Entity irrevocably consents to the exclusive jurisdiction and venue of any court within the Applicable Jurisdiction, in connection with any matter based upon or arising out of this Agreement, the Transaction Documents or the matters contemplated herein or therein, and agrees that process may be served upon them in any manner authorized by the laws of the Applicable Jurisdiction for such persons.

12.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

12.6 Notices. All notices required or permitted hereunder shall be in writing and will be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address as set forth on the first page of this Agreement or at such other address as such party may designate by ten days’ advance written notice to the other parties hereto.

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12.7 Fees and Expenses. Irrespective of whether the Closing is completed, Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If the Closing is completed, Company shall, at the Closing, pay the fees and expenses of Lender (including reasonable fees and expenses of counsel for Lender) up to the Company’s Share of Transaction Costs. Lender will submit an invoice to Company no less frequently than annually for out-of-pocket costs, fees and expenses incurred by Lender in the administration of the transactions contemplated by this Agreement. Following Closing, Company shall promptly reimburse Lender for all reasonable, documented out-of-pocket costs, fees and expenses (including accounting, appraisal, consulting, and attorneys’ fees) incurred by Lender in connection with (i) the administration of the transactions contemplated by this Agreement, (ii) any breach or default by Company under the Transaction Documents, and (iii) any request by Company to modify or waive the Transaction Documents and otherwise change or affect the rights of Lender or Obligations of Company pursuant to the Transaction Documents. All fees and expenses assessed or incurred by Lender under this Agreement will accrue interest at a rate of 10% from the date they arise or the date on which Lender incurs such expense. Accrued but unpaid service fees, whether previously noticed or not, will be billed in writing to Company at Lender’s discretion.

12.8 Amendments and Waivers. No failure on the part of Lender to exercise and no delay in exercising any power or right hereunder or under any other Transaction Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in any other instrument, document or agreement delivered or to be delivered to Lender hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by law. No notice to or demand on any Company Entity not required hereunder shall in any event entitle any Company Entity to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Lender to any other or further action in any circumstances without notice or demand. No amendment, modification or waiver of any provision of this Agreement or any other Transaction Document or consent to any departure by a Company Entity therefrom will be effective unless the same is in writing and signed by Lender and each Company Entity.

12.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

12.10 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and supersede any prior agreements or understandings (whether written or oral) regarding the subject matter hereof.

12.11 Representation of Lender. Lender is an accredited investor as defined in Rule 501(a) of Regulation D and has such business and financial experience as necessary to enable it to protect its interests in connection with the transactions contemplated by this Agreement. Lender has had the opportunity to ask questions and to receive answers and to obtain the information concerning the Company Entities and the transactions contemplated by this Agreement that it has deemed material and necessary to evaluate the merits and risks of the transactions contemplated by this Agreement.

12.12 Termination. This Agreement shall terminate upon indefeasible satisfaction of the Obligations; provided, however, Sections 5.1, 5.2, 5.3, 5.5, 5.6, 6.1 and 6.2, shall terminate upon indefeasible payment to Lender in full of the principal amount of all Advances and Interest thereon.

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12.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf), DocuSign or other electronic transmission is equally as effective as delivery of a manually executed counterpart of this Agreement.

12.14 Costs of Enforcement. Company agrees to pay all costs, fees and expenses of enforcement, collection, or preservation of collateral (including reasonable attorneys’ fees) that Lender incurs in connection with any default or Event of Default hereunder (whether before or after any cure). Additionally, Company agrees to pay all costs, fees and expenses (including reasonable attorneys’ fees) that Lender incurs, before or after any default or Event of Default as a result of any litigation or other action in which Lender becomes involved as a party, witness or otherwise as a result of making the Advances evidenced by this Agreement.

12.15 Waiver of Jury Trial. Each Company Entity hereby knowingly, voluntarily and intentionally WAIVES THE RIGHT TO TRIAL BY JURY in respect of any litigation based herein, arising out of, under or in connection with this Agreement or any other Transaction Document or any course of conduct, course of dealings, statements (whether verbal or written) or acts of either party, or any exercise by any party of their respective rights under this Agreement or any other Transaction Document. Each Company Entity hereby acknowledges that this waiver of jury trial is a material inducement to Lender in extending credit to Company, that Lender would not have extended credit without this waiver of jury trial, and that each Company Entity has had an opportunity to consult with an attorney in connection with this waiver of jury trial and understands the legal effect of this waiver.

12.16 Waiver of Notices and Hearing. Each Company Entity by entering into this Agreement and negotiating the terms hereof, voluntarily, intelligently and knowingly waives any rights it may have to demand any notices other than those provided for herein and any right to a hearing as a condition precedent to Lender’s exercise of its rights to foreclose on any Collateral. All makers, endorsers, sureties, guarantors and other accommodation parties hereby waive presentment for payment, protest and notice of nonpayment and consent, without affecting their liability hereunder, to any and all extensions, renewals, substitutions and alterations of any of the terms of this Agreement and to the release of or failure by Lender to exercise any rights against any party liable for or any property securing payment thereof.

12.17 Confidentiality. No Company or any of their respective officers, members of its Governing Body, employees, agents, or equity holders shall disclose this Agreement, the terms hereof or any related transactions or agreements to any third party other than Company’s accountants and attorneys, without the prior written approval of Lender. Nothing will prevent Lender from disclosing this Agreement or the terms hereof for marketing purposes, press releases or other transactional announcements or updates provided to investor or trade publications, including the placement of “tombstone” advertisements in financial and other newspapers and journals.

12.18 Credit Reporting. Each Company Entity hereby authorizes Lender (but Lender has no obligation) (a) to provide to credit reporting agencies a report of the amount of the Obligations owed to Lender, the Revenue Loan Amount, Company’s payment history with respect to the Obligations, and any other information regarding the Company Entities or the Obligations or otherwise related to this Agreement that is customarily reported to credit reporting agencies, and (b) to respond to usual and customary credit inquiries from third parties concerning any Company Entity or any of Related Businesses.

12.19 Rescission. For a period of 90 calendar days following the Closing, Lender has the right to rescind this Agreement by delivering written notice to Company, and to promptly have returned to it the entire Amount Advanced, if (a) Lender discovers that any Company Entity, or any officer, director, employee or other Person acting on behalf of Company Entity, made a Material misstatement, misrepresentation or omission or (b) Lender determines, in its reasonable discretion, that an event has occurred which has had a Material Adverse Effect on a Company Entity.

12.20 Time. Time is of the essence for the performance of each and every covenant of each Company Entity under this Agreement.

The signature page follows.

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The parties have executed this Agreement as of the Effective Date.

COMPANY:

INVO BIOSCIENCE, INC.

By:	/s/ Steven Shum
Steven Shum, CEO

LENDER:

DECATHLON ALPHA V, L.P.

By:	Decathlon Alpha GP V, LLC
Its:	General Partner

By:	/s/ Wayne Cantwell
Wayne Cantwell, Managing Director

KEY PERSON:

By:	/s/ Steven Shum
Steven Shum

GUARANTORS:

BIO X CELL INC

By:	/s/ Steven Shum
Steve Shum, President

[Signature Page to Revenue Loan and Security Agreement]

INVO CENTERS LLC

By:	/s/ Steven Shum
Steve Shum, Managing Member

WOOD VIOLET FERTILITY LLC

By:	/s/ Steven Shum
Steve Shum, Managing Member

FERTILITY LABS OF WISCONSIN LLC

By:	/s/ Steven Shum
Steve Shum, Managing Member

ORANGE BLOSSOM FERTILITY LLC

By:	/s/ Steven Shum
Steve Shum, Managing Member

SCHEDULE 2.1(b)
SUBSEQUENT ADVANCE AMOUNT

Not applicable.

EXHIBIT 2.1(b)

COMPANY PRO FORMA PROJECTIONS

Not applicable.

SCHEDULE 2.3(b)(1)
LENDER’S ACCOUNT DETAILS

Beneficiary:	Decathlon Alpha V, L.P.
1441 West Ute Boulevard, Suite 240
Park City, UT 84098

Account No:	[Redacted]
Routing No:	121140399
SWIFT No:	SVBKUS6S

Bank:	Silicon Valley Bank
3003 Tasman Drive
Santa Clara, CA 95054

SCHEDULE 2.3(b)(2)
PRO-FORMA PAYMENT SCHEDULE

Summary		
Total Principal	$	1,500,000
Total Interest	$	1,500,000
Total Payments	$	3,000,000
Projected cash-on-cash multiple		2.00x
Projected term in months		57

Minimum Cash-on-Cash Multiple	
0 - 6 Months	1.35x
6 - 12 Months	1.50x
12 - 18 Months	1.70x
18 - 24 Months	1.80x
24 - 30 Months	1.90x
30 + Months	2.00x

Date	Projected Revenue	Revenue % PMT	Projected Payment	Loan Advancement	Projected Annual Debt Service
9/29/2023				$ 1,500,000	
10/15/2023			$ 30,000	$ -	
11/15/2023			$ 30,000	$ -	2023
12/15/2023			$ 30,000	$ -	$90,000
1/15/2024			$ 35,000	$ -	
2/15/2024			$ 35,000	$ -	
3/15/2024			$ 35,000	$ -	
4/15/2024			$ 35,000	$ -	
5/15/2024			$ 35,000	$ -	
6/15/2024			$ 35,000	$ -	
7/15/2024			$ 35,000	$ -	
8/15/2024			$ 35,000	$ -	
9/15/2024			$ 35,000	$ -	
10/15/2024			$ 35,000	$ -	
11/15/2024			$ 35,000	$ -	2024
12/15/2024			$ 35,000	$ -	$420,000
1/15/2025			$ 40,000	$ -	
2/15/2025			$ 40,000	$ -	
3/15/2025			$ 40,000	$ -	
4/15/2025			$ 40,000	$ -	
5/15/2025			$ 40,000	$ -	
6/15/2025			$ 40,000	$ -	
7/15/2025			$ 40,000	$ -	
8/15/2025			$ 40,000	$ -	
9/15/2025			$ 40,000	$ -	
10/15/2025			$ 40,000	$ -	
11/15/2025			$ 40,000	$ -	2025
12/15/2025			$ 40,000	$ -	$480,000
1/15/2026			$ 55,000	$ -	
2/15/2026			$ 55,000	$ -	
3/15/2026			$ 55,000	$ -	
4/15/2026			$ 55,000	$ -	
5/15/2026			$ 55,000	$ -	
6/15/2026			$ 55,000	$ -	
7/15/2026			$ 55,000	$ -	
8/15/2026			$ 55,000	$ -	
9/15/2026			$ 55,000	$ -	
10/15/2026			$ 55,000	$ -	
11/15/2026			$ 55,000	$ -	2026
12/15/2026			$ 55,000	$ -	$660,000
1/15/2027			$ 65,000	$ -	
2/15/2027			$ 65,000	$ -	
3/15/2027			$ 65,000	$ -	
4/15/2027			$ 65,000	$ -	
5/15/2027			$ 65,000	$ -	
6/15/2027			$ 65,000	$ -	
7/15/2027			$ 65,000	$ -	
8/15/2027			$ 65,000	$ -	
9/15/2027			$ 65,000	$ -	
10/15/2027			$ 65,000	$ -	
11/15/2027			$ 65,000	$ -	2027
12/15/2027			$ 65,000	$ -	$780,000
1/15/2028			$ 75,000	$ -	
2/15/2028			$ 75,000	$ -	
3/15/2028			$ 75,000	$ -	
4/15/2028			$ 75,000	$ -	
5/15/2028			$ 75,000	$ -	
6/15/2028			$ 75,000	$ -	2028
6/29/2028			$ 120,000	$ -	$570,000

SCHEDULE 3.1(b)
SUBSIDIARIES and RELATED BUSINESSES

Wholly-Owned Subsidiaries

Bio X Cell Inc

INVO Centers LLC

Wood Violet Fertility LLC

Fertility Labs of Wisconsin LLC

Orange Blossom Fertility LLC

Related Businesses – Joint Ventures

HRCFG INVO LLC – Company owns 50% through INVO Centers LLC

Bloom INVO LLC – Company owns 40% through INVO Centers LLC

SCHEDULE 3.1(f)
RELATED PARTY TRANSACTIONS

Demand Promissory Notes – Steve Shum

Demand Promissory Notes – Andrea Goren

Demand Promissory Notes – JAG Multi Investments LLC

SCHEDULE 3.1(g)
FINANCIAL STATEMENTS

See attached.

SCHEDULE 3.1(j)
NASDAQ NONCOMPLIANCE

The Company has been notified by Nasdaq that it is not in compliance with the $2.5 million minimum equity listing requirement. INVO is working with its advisors and Nasdaq to regain compliance and to secure waivers from Nasdaq until it is able to regain compliance.

SCHEDULE 4.1
CLOSING USE OF PROCEEDS

Payee	Amount	Wire Instructions
Cedar Advance LLC	$300,000	Cedar Advance, LLC 2917 Avenue I Brooklyn, NY 11210 Account #: [Redacted] Signature Bank 6321 New Utrecht Avenue Brooklyn, NY 11219 ABA: 026-013-576
Lender	$7,500	Withheld by Lender and applied towards Company’s Share of Transaction Costs. The $7,500 balance of Company’s Share of Transaction Costs was deposited with Lender upon signing the term sheet.
Company	$1,192,500	See Schedule 5.11
TOTAL	$1,500,000

SCHEDULE 5.11
COMPANY BANK ACCOUNT

Silicon Valley Bank

3003 Tasman Drive

Santa Clara, CA 95054

INVO Bioscience Inc.

5582 Broadcast Court

Sarasota, FL 34240

ABA #121140399

Acct. #[Redacted]

SCHEDULE 11.1
APPLICABLE REVENUE PERCENTAGE

Not applicable.

SCHEDULE 11.2
COLLATERAL

All present and hereafter acquired property of Company wherever located and however described and whether or not constituting a fixture (including, without limitation, any and all present and future property), together, in each case, with all proceeds thereof, including without limitation all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts (including health-care-insurance receivables and credit card receivables), chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, money, patents, patent applications, trademarks, trademark applications, copyrights, copyright applications, trade names, other names, software, and all general intangibles (including all payment intangibles and all rights in any social media accounts); together with all goodwill related to the foregoing property and all rights, liens, security interests and other interests which Company may at any time have by law or agreement against any account debtor, issuer or obligor obligated to make any such payment or against any of the property of such account debtor, issuer, or obligor, and all other supporting obligations relating to the foregoing, whether now existing or hereafter arising, whether now owned or hereafter acquired; and all products and proceeds of the foregoing property, including without limitation all accounts, instruments, chattel paper, investment property, letter-of-credit rights, letters-of-credit, other rights to payment, documents, deposit accounts, money, insurance proceeds and general intangibles related to the foregoing property, and all refunds of insurance premiums due or to become due under all insurance policies covering the foregoing property, all whether now owned or hereafter acquired, and wherever located, together with proceeds of all of the foregoing.

ALL REGISTERED INTELLECTUAL PROPERTY SHOULD BE SPECIFICALLY IDENTIFIED BELOW. FAILURE TO SO LIST REGISTERED INTELLECTUAL PROPERTY DOES NOT EXCLUDE IT FROM COLLATERAL.

SCHEDULE 11.3
MINIMUM INTEREST

The “Minimum Interest” means the amount shown below in the column headed Minimum Interest opposite the applicable period during which the Payoff Date occurs:

Period During Which the Payoff Date Occurs	Minimum Interest
On or before 6 months after the Effective Date	0.35 times the Amount Advanced
After 6 months and on or before 12 months after the Effective Date	0.50 times the Amount Advanced
After 12 months and on or before 18 months after the Effective Date	0.70 times the Amount Advanced
After 18 months and on or before 24 months after the Effective Date	0.80 times the Amount Advanced
After 24 months and on or before 30 months after the Effective Date	0.90 times the Amount Advanced
After 30 months after the Effective Date	1.00 times the Amount Advanced

SCHEDULE 11.4
PERMITTED INDEBTEDNESS

“Permitted Indebtedness” is:

(a) Company’s and the Company Entities’ Indebtedness to Lender under this Agreement and the other Transaction Documents;

(b) Current and future equipment lease financing secured only by a security interest in the financed equipment (the “Permitted Equipment Leases”);

(c) unsecured Indebtedness to trade creditors incurred in the ordinary course of business; and

(d) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of any Company Entity’s business.

SCHEDULE 11.5
PERMITTED LIENS

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificates or arising under this Agreement and the other Transaction Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which the applicable Company Entity maintains adequate reserves on its books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended , and the Treasury Regulations adopted thereunder;

(c) Liens securing Permitted Equipment Leases;

(d) statutory Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons imposed without action of such parties, provided they have no priority over any of Lender’s Lien and the aggregate amount of such Liens does not exceed $10,000 at any one time;

(e) leases or subleases of real property granted in the ordinary course of business, if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest; and

(f) banker’s liens, rights of setoff and Liens in favor of financial institutions incurred made in the ordinary course of business arising in connection with a Company Entity’s deposit accounts or securities accounts held at such institutions to secure solely payment of fees and similar costs and expenses;

(g) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(h) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 7.4;

(i) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and similar charges or encumbrances affecting real property not constituting a Material Adverse Effect;

(j) non-exclusive licenses of intellectual property granted to third parties in the ordinary course of business; and

(k) non-exclusive licenses of intellectual property granted to third parties in the ordinary course of business in connection with joint ventures and corporate collaborations.